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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                            iPrint Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    462628108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Not applicable.
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)


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----------------------                                     -------------------
CUSIP NO. 462628108              SCHEDULE 13G                  Page 2 of 7
----------------------        -------------------          -------------------
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Information Technology Ventures, L.P.     94-3233967
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
     NUMBER OF       5    SOLE VOTING POWER

      SHARES              4,689,675
                   -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             4,689,675
                   -----------------------------------------------------------
      PERSON         8    SHARED DISPOSITIVE POWER

       WITH
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,689,675
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.6%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 7 pages

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----------------------                                     -------------------
CUSIP NO. 462628108              SCHEDULE 13G                  Page 3 of 7
----------------------        -------------------          -------------------
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ITV Affiliates Fund, L.P.     94-3238338
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
     NUMBER OF       5    SOLE VOTING POWER

      SHARES              125,057
                   -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             125,057
                   -----------------------------------------------------------
      PERSON         8    SHARED DISPOSITIVE POWER

       WITH
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      125,057
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less than 1%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 7 pages

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----------------------                                     -------------------
CUSIP NO. 462628108              SCHEDULE 13G                  Page 4 of 7
----------------------        -------------------          -------------------

Item 1.

     (a)  Name of Issuer:

          iPrint.com, inc.

     (b)  Address of Issuer's Principal Executive Offices:

          1450 Oddstad Rd.
          Redwood City, California 94063

Item 2.

     (a)  Name of Person Filing:

          (1) Information Technology Ventures, L.P.
          (2) ITV Affiliates Fund, L.P.

     (b)  Address of Principal Business Office or, if none, Residence:

          100 Hamilton Avenue, Suite 400
          Palo Alto, California 94301

     (c)  Citizenship:

          The entities listed in Item 2(a) are California Partnerships

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          462628108

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b), or 240.13d-2(b), check whether the person filing is a:

     (a)  [_] Broker or Dealer registered under section 15 of the Act

     (b)  [_] Bank as defined in section 3(a)(6) of the Act

     (c)  [_] Insurance company as defined in section 3(a)(19) of the Act



                                Page 4 of 7 pages


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----------------------                                     -------------------
CUSIP NO. 462628108              SCHEDULE 13G                  Page 5 of 7
----------------------        -------------------          -------------------

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940

     (e)  [_] Investment adviser in accordance with (S) 240.13d-1(b)(1)(ii)(E)

     (f) [_] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(F);

     (g) [_] Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [_] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

     (j)  [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership

     (a)  Amount Beneficially Owned:*

          (1) Information Technology Ventures, L.P.: 4,689,675
          (2) ITV Affiliates Fund, L.P.: 125,057

     *The general partner of both Information Technology Ventures, L.P. and ITV Affiliates Fund, L.P. is ITV Management, LLC. In this capacity, ITV Management, LLC, through an executive committee, exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships; individually, no stockholder, director or officer of ITV Management, LLC has or shares such voting or investment power.

     (b)  Percent of Class:*

          (1) Information Technology Ventures, L.P.: 8.6 %
          (2) ITV Affiliates Fund, L.P.: Less than 1%

          Based on 54,708,943 shares of the Issuer's Common Stock outstanding as of December 31, 2001.

          (c)  Number of shares as to which such person has:*

          (i)  sole power to vote or to direct the vote:

               Information Technology Ventures, L.P.: 4,689,675
               ITV Affiliates Fund, L.P.: 125,057

                               Page 5 of 7 pages

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----------------------                                     -------------------
CUSIP NO. 462628108              SCHEDULE 13G                  Page 6 of 7
----------------------        -------------------          -------------------



          (ii) shared power to vote or to direct the vote:

          (iii) sole power to dispose or to direct the disposition of:

                Information Technology Ventures, L.P.: 4,689,675
                ITV Affiliates Fund, L.P.: 125,057

          (iv) shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of the Group

         Not applicable.

Item 10. Certification

         Not applicable.



                               Page 6 of 7 pages


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----------------------                                     -------------------
CUSIP NO. 462628108              SCHEDULE 13G                  Page 7 of 7
----------------------        -------------------          -------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002.

                                 /s/    Virginia M. Turezyn
                                 -----------------------------------------------
                                 Information Technology Ventures, L.P.
                                 By:  ITV Management, LLC, General Partner
                                      Virginia M. Turezyn, Principal Member

                                 /s/    Virginia M. Turezyn
                                 -----------------------------------------------
                                 ITV Affiliates Fund, L.P.
                                 By:  ITV Management, LLC, General Partner
                                      Virginia M. Turezyn, Principal Member



                                Page 7 of 7 pages